EX-3.(i)(viii)

                    CERTIFICATE OF AMENDMENT
                                OF
                  CERTIFICATE OF INCORPORATION
                                OF
                       TAYLOR DEVICES, INC.

        under Section 805 of the Business Corporation Law




     FIRST:    The name of the corporation is TAYLOR DEVICES,
INC. (the "Corporation").

     SECOND:   The Certificate of Incorporation of the
Corporation was filed by the Department of State on July 22, 1955.

     THIRD:    The Certificate of Incorporation is hereby amended
by addition of a provision stating the number, designation, relative rights, preferences and limitations of Preferred Shares of a series of the par value $.05 each, as fixed by the Board of Directors before the issuance of such series, under authority contained in the Certificate of Incorporation.

          Five thousand (5,000) authorized Preferred Shares of the par value of $.05 each, none of which has been issued, shall be issued in and as a series to be designated, "Series A Junior Participating Preferred Stock." The term Preferred Shares, as used herein shall include all 2,000,000 of the Preferred Shares, $.05 par value, authorized by the Certificate of Incorporation of the Corporation, of which "Series A Junior Participating Preferred Stock" is the first series.

          The designation, relative rights, preferences, and limitations of all shares of Series A Junior Participating Preferred Stock, insofar as not already fixed by the Certificate of Incorporation, shall, as fixed by the Corporation's Board of Directors in the exercise of authority conferred by the Certificate of Incorporation, and as permitted by Section 502 of the Business Corporation Law, be, as follows:

          Section 1. NUMBER AND DESIGNATION. There is hereby authorized for issuance as a series of the Corporation's Preferred Shares, par value $.05 per share, five thousand (5,000) shares to be designated as "Series A Junior Participating Preferred Stock" (hereinafter, "Series A Preferred Stock").

          Section 2.     DIVIDENDS, DISTRIBUTIONS.

               (a) Subject to the prior and superior rights of the holders of shares of any other class of capital stock not by its terms ranking on a parity with, or junior to, the Series A Preferred Stock with respect to dividends, the holders of Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the Corporation legally available therefor, quarterly dividends payable in cash in an amount per whole share of Series A Preferred Stock equal to the greater of
     (1) 25% of the Purchase Price (the "Purchase Price"), as adjusted, per unit of one two-thousandths (1/2000) of a share of Series A Preferred Stock, as set forth in the Rights Agreement (the "Rights Agreement") between the Corporation and Regan & Associates, Inc., as Rights Agent, dated as of October 5, 1998 (so that, for example, if the Purchase Price, as adjusted, were $5.00, the quarterly dividend amount per whole share of Series A Preferred Stock would be $1.25, which would equal a quarterly dividend of $0.000625 per unit of one two-thousandths (1/2000) of a share of Series A Preferred Stock), and (2) dividends payable in cash on the payment date for each cash dividend (if any) declared on the Corporation's Common Stock in an amount per whole share (rounded to the nearest cent) equal to the Formula Number then in effect times the cash dividends then to be paid on each outstanding share of Common Stock, payable on the date declared by the Board of Directors for the payment of quarterly dividends on each of the outstanding shares of Common Stock, but in no event later than the 15th day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or a fraction of a share of Series A Preferred Stock, since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In addition, if the Corporation shall pay any dividend or make any distribution on its Common Stock payable in assets, securities or other forms of noncash consideration (other than dividends or distributions payable solely in Common Stock), then, in each such case, the Corporation shall simultaneously pay or make on each outstanding share of Series A Preferred Stock, a dividend or distribution in like kind, of the Formula Number then in effect times such dividend or distribution on each of the shares of Common Stock. As used herein, the "Formula Number" shall be 2,000; provided, however, that if at any time after October 5, 1998, the Corporation shall (i) declare or pay any dividend on its Common Stock payable in Common Stock or make any distribution on its Common Stock payable in Common Stock, (ii) subdivide (by a stock split or otherwise) the outstanding Common Stock into a larger number of shares of Common Stock or (iii) combine (by a reverse stock split or otherwise) the outstanding Common Stock into a smaller number of shares of Common Stock, then in each such event the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further that if at any time after October 5, 1998, the Corporation shall issue any shares of its capital stock in a reclassification or change of the outstanding Common Stock (including any such reclassification or change in connection with a merger in which the Corporation is the surviving corporation), then in such event the Formula Number shall be appropriately adjusted to reflect such reclassification or change.

               (b)  The Board of Directors shall declare a
     dividend or distribution on the Series A Preferred Stock as provided in Section 2(a) above immediately prior to or at the same time it declares a dividend or distribution on the Common Stock (other than a dividend or distribution payable solely in Common Stock). The Board of Directors may fix a record date for the determination of holders of Series A Preferred Stock entitled to receive a dividend or distribution declared thereon, which record date shall be the same as the record date for any corresponding dividend or distribution on the Common Stock.

               (c)  Dividends shall begin to accrue and be
     cumulative on outstanding shares of Series A Preferred Stock from and after the Quarterly Dividend Payment Date next preceding the date of original issue of such Series A Preferred Stock; provided, however, that dividends on such shares which are originally issued after the record date for the determination of holders of Series A Preferred Stock entitled to receive a quarterly dividend and on or prior to the next succeeding Quarterly Dividend Payment Date shall begin to accrue and be cumulative from and after such Quarterly Dividend Payment Date. Notwithstanding the foregoing, dividends on shares of Series A Preferred Stock which are originally issued prior to the record date for the first Quarterly Dividend Payment, shall be calculated as if cumulative from and after the date (if any) declared by the Board of Directors for the payment of the quarterly dividend on the outstanding Common Stock, but in no event later than the 15th day of March, June, September and December, as the case may be, next preceding the date of original issuance of such shares. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

               (d) So long as any shares of Series A Preferred Stock are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the Common Stock unless, in each case, the dividend required by this Section 2 to be declared on the shares of Series A Preferred Stock shall have been declared and paid or distributed.

               (e)  The holders of shares of Series A Preferred
     Stock shall not be entitled to receive any dividends or other distributions, except as provided herein.

               (f) Nothing in this Certificate of Incorporation shall require the Corporation to pay any dividend on Common
     Stock.

          Section 3.     VOTING RIGHTS. The holders of shares of
     Series A Preferred Stock shall have the following voting rights:

               (a) Each holder of a whole share of Series A Preferred Stock shall be entitled to a number of votes equal to the Formula Number then in effect for each share of Series A Preferred Stock held of record on all matters on which holders of the Common Stock or shareholders generally are entitled to vote. Each holder of a fraction of a whole share of Series A Preferred Stock shall be entitled to a number of votes equal to the numerator of the fraction of a whole share so owned (so that, for example, if the Formula Number is 2000 and a person holds 5 units of one two-thousandths of a share, that person would be entitled to cast 5 votes).

               (b) Except as otherwise provided herein or by applicable law, the holders of shares of Series A Preferred Stock and the holders of Common Stock and any other class or series of voting stock shall vote together as one class for the election of directors of the Corporation and on all other matters submitted to a vote of shareholders of the Corporation.

               (c) Except as provided herein, in Section 10 below or by applicable law, holders of shares of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock and any other class or series of voting stock as set forth herein) for authorizing or taking any corporate action.

          Section 4.     CERTAIN RESTRICTIONS.

               (a)  Whenever quarterly dividends or other
     dividends or distributions payable on the Series A Preferred Stock, as provided in Section 2 above, are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                    (1)  declare or pay dividends on, make any
     other distributions on, or redeem or purchase or otherwise acquire for consideration any shares ranking junior (either as to dividends or upon liquidation, dissolution or winding
     up) to the Series A Preferred Stock;

                    (2)  declare or pay dividends on or make any
     other distributions on any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                    (3)  redeem or purchase or otherwise acquire
     for consideration any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding
     up) with the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire any of such parity shares in exchange for any shares of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

                    (4)  purchase or otherwise acquire for
     consideration any Series A Preferred Stock, or any shares ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

               (b)  The Corporation shall not permit any
     subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of the Corporation, unless the Corporation could, under paragraph (a) of this
     Section 4, purchase or otherwise acquire such shares at such time and in such manner.

          Section 5.     LIQUIDATION RIGHTS. Upon the
     liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, no distribution shall be made (a) to the holders of shares ranking junior (either as to dividends or upon liquidation, dissolution, or winding
     up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount equal to the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of
     (1) 50% of the Purchase Price, as adjusted, per unit of one two-thousandths of a share of Series A Preferred Stock set forth in the Rights Agreement (so that if, for example, the Purchase Price is $5.00, the liquidation amount would be $2.50 per unit), or (2) an aggregate amount per share equal to the Formula Number then in effect times the aggregate amount to be distributed per share to holders of Common Stock, or (b) to the holders of shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

          Section 6. CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which its Common Stock is exchanged for or changed into other stock or securities, cash or any other property, then in any such case the then outstanding shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the Formula Number then in effect times the aggregate amount of stock, securities, cash or any other property (payable in kind), as the case may be, into which or for which each of the shares of Common Stock is exchanged or changed.

          Section 7.     NO REDEMPTION; NO SINKING FUND.

               (a) The shares of Series A Preferred Stock shall not be subject to redemption by the Corporation or at the option of any holder of Series A Preferred Stock; provided, however, that the Corporation may purchase or otherwise acquire outstanding shares of Series A Preferred Stock in the open market or by offer to any holder or holders of shares of Series A Preferred Stock.

               (b) The Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

          Section 8. FRACTIONAL SHARES. The Series A Preferred Stock shall be issuable upon exercise of the Rights issued pursuant to the Rights Agreement in whole shares or in any fraction of a share that is one two-thousandths (1/2000th) of a share or any integral multiple of such fraction. At the election of the Corporation prior to the first issuance of a share or a fraction of a share of Series A Preferred Stock, either (1) certificates may be issued to evidence any such authorized fraction of a share of Series A Preferred Stock, or (2) any such authorized fraction of a share of Series A Preferred Stock may be evidenced by depositary receipts pursuant to an appropriate agreement between the Corporation and a depositary selected by the Corporation provided that such agreement shall provide that the holders of such depositary receipts shall have all the rights, privileges and preferences to which they are entitled as beneficial owners of shares of Series A Preferred Stock.

          Section 9. REACQUIRED SHARES. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued Preferred Shares, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors pursuant to the provisions of the Certificate of Incorporation.

          Section 10. AMENDMENT. None of the relative rights, preferences and limitations of the Series A Preferred Stock as provided in Sections 1 through 9 above and in this
     Section 10 or elsewhere in this Certificate of Incorporation shall be amended in any manner which would alter or change the relative rights, preferences and limitations of the holders of shares of Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of Series A Preferred Stock, voting as though such series were a separate class.

     FOURTH:   This Amendment to the Certificate of
Incorporation of the Corporation was authorized by the Board of Directors of the Corporation at a meeting duly called and held.

     IN WITNESS WHEREOF, this Amendment to the Certificate of
Incorporation of the Corporation has been subscribed by the undersigned this 5th day of October, 1998.


                              /s/ Douglas P. Taylor
                              Douglas P. Taylor, President and
                              Chief Executive Officer